Exhibit 3.1
INVESCO MORTGAGE CAPITAL INC.
ARTICLES SUPPLEMENTARY

        Invesco Mortgage Capital Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

        FIRST: On September 8, 2014 and March 19, 2019, the Corporation filed with the Department Articles Supplementary classifying and designating a total of 8,400,000 authorized but unissued shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of the Corporation as shares of 7.75% Fixed-to-Floating Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”). On September 11, 2014, the Corporation issued 6,200,000 shares of Series B Preferred Stock. On December 27, 2024, the Corporation redeemed all of the issued and outstanding shares of Series B Preferred Stock, all of which returned to the status of Preferred Stock without designation as to class or series. There are currently 2,200,000 authorized but unissued shares of Series B Preferred Stock available for issuance under the charter of the Corporation (the “Charter”).

        SECOND: Under a power contained in Section 6.3 of Article VI of the Charter, the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, approved the reclassification of all 2,200,000 authorized but unissued shares of Series B Preferred Stock as shares of Preferred Stock without designation as to class or series.

        THIRD: A description of the Preferred Stock is contained in Article VI of the Charter.

        FOURTH: The shares of Series B Preferred Stock are hereby reclassified by the Board of Directors under the authority contained in the Charter.

        FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

        SIXTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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        IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 24th day of December, 2024.

ATTEST:                    INVESCO MORTGAGE CAPITAL INC.

/s/ Tina Carew_____________________    By: /s/ John M. Anzalone_______ (SEAL)
Name: Tina Carew    Name: John M. Anzalone
Title: Secretary     Title: Chief Executive Officer